Exhibit 10.1

STOCK OPTION AGREEMENT

(Non-Qualified Performance-Based Stock Option – with
Time-Based Vesting under Fiscal 2018 Annual Incentive Plan)

Name of Employee:	«Name»

Date of Grant:	March 9, 2018

Number of Shares (at Target):	«No. of Shares»

Exercise Price Per Share:	«Exercise Price»

THIS STOCK OPTION AGREEMENT (this “Agreement”) is made effective after the close of business on the 9th day of March, 2018, between Christopher & Banks Corporation, a Delaware corporation (the “Company”), and the above-named individual, an employee of the Company or one of its subsidiaries (“Employee”).

1.    Grant of Option. Pursuant to the Christopher & Banks Corporation 2014 Stock Incentive Plan (the “Plan”), the Company hereby grants to Employee, effective as of the close of business on the date of grant listed above and subject to the terms and conditions of the Plan and this Agreement, a non-qualified option (the “Option”) to purchase from the Company up to an aggregate of «No. of Shares» shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at the purchase price of $«Exercise Price» per share, such Option to vest, if at all, and be exercisable as hereinafter provided.

2.    Expiration Date. This Option shall expire on the 5 year anniversary of the date of grant (the “Expiration Date”) unless earlier terminated, in whole or in part, as set forth below and under no circumstances may the Option be exercised after the Expiration Date.

3.    Vesting of Option. Subject to the other terms and conditions of this Agreement and the Plan, including but not limited to Section 5, this Option will vest, in accordance with and to the extent provided in this Agreement and Exhibit A as follows:

(a)    Performance-Based Criteria. Following completion of the fiscal year 2018 audit performed by the Company’s independent registered public accounting firm and a determination, as described in the next succeeding sentence, by the Compensation Committee (the “Committee”) that all or a portion of the Option shall be subject to vesting as of the Performance Vesting Date (as defined below). The number of shares that will subject to vesting (the “Vesting Shares”) will be based on whether and to what extent the

«Name»– Non-Qualified Stock Option Agreement (March 9, 2018)

Threshold or Target performance level of the performance goal has been achieved and whether cash flow for Fiscal 2018 is positive, as set forth in Exhibit A to this Agreement, and as determined by the Committee in its sole discretion (the “Committee’s Performance Goal Determination”). The “Threshold Option Number” will be increased to the “Target Option Number” set forth on Exhibit A to this Agreement if the Company’s performance goal is achieved at or above the Target level, or decreased to zero if the Company’s performance goal is not achieved at the Threshold performance level. The “Threshold Option Number” set forth on Exhibit A to this Agreement represents the number of shares that would vest if the Company achieves the performance goal at the Threshold level and the number of shares vesting for performance between Threshold and Target shall be linearly interpolated. If the number of shares of Common Stock to be delivered to Employee is not a whole number, then the number of shares of Common Stock shall be rounded down to the nearest whole number. The day of the Committee’s Performance Goal Determination is referred to in this Agreement as the “Performance Vesting Date.”

(b)    Time-Based Vesting. Subject to the provisions of Sections 5 and 10, the Vesting Shares shall vest as follows:

(i)    50% on the Performance Vesting Date; and

(ii)    50% on March 9, 2020.

To the extent the number of Vesting Shares is not divisible by two, then the additional one share shall vest on the Performance Vesting Date (e.g. 10,001 Vesting Shares, 5,001 shall vest on the Performance Vesting Date and 5,000 on March 9, 2020.)

4.    Exercise of Option. To the extent all or a portion of the stock option award has vested, the vested portion of this Option may be fully or partially exercised from time to time; provided that, this Option may not be exercised after the Expiration Date. Notwithstanding the foregoing, this Option shall not be exercisable for a fractional share of Common Stock. Any exercise of this Option shall be made in writing, using such form as is approved by the Company and duly executed and delivered to the Company, specifying the number of shares as to which the Option is being exercised.

5.    Change-in-Control.

(a)    Prior to the Performance Vesting Date.

Notwithstanding any provisions herein to the contrary or the vesting schedule in Exhibit A, if a Change-in-Control of the Company occurs prior to the Performance Vesting Date, then, for purposes of determining the number of shares that are eligible to vest, the performance period shall be deemed to end on the last day of the last completed fiscal month of the Company prior to the date of the Change-in-Control (the shortened performance period is referred to herein as the “Change-in-Control Performance Period”). The number of Vesting Shares will be based on the extent of achievement of the T

«Name»– Non-Qualified Stock Option Agreement (March 9, 2018)

hreshold or Target performance level of the performance goal set forth in the attached Exhibit A, as adjusted proportionately for the Change-in-Control Performance Period (i.e., dividing the total number of fiscal months in the Change-in-Control Performance Period by 12) as determined by the Committee in its sole discretion and linearly interpolated for performance between Threshold and Target. Notwithstanding Section 3(b), the Employee’s Vesting Shares shall vest in full and be exercisable upon the consummation of the Change-in-Control (or immediately prior to the consummation of such Change-in-Control provided that the consummation subsequently occurs).

(b)    Following the Performance Vesting Date. Notwithstanding anything herein to the contrary, if a Change-in-Control of the Company occurs on or after the Performance Vesting Date, then the number of Vesting Shares that have not otherwise become vested and exercisable shall automatically become fully and immediately vested and exercisable upon consummation of the Change-in-Control (or immediately prior to the consummation of such Change-in-Control, provided that consummation subsequently occurs).

6.    Payment of Option Exercise Price. On the date of any exercise of this Option, the purchase price of the shares as to which this Option is being exercised shall be due and payable and shall be made (i) in cash or by cash equivalent acceptable to the Committee; (ii) by delivery of shares of Common Stock held by Employee for more than six (6) months (or such period as the Committee may deem appropriate, for accounting purposes or otherwise), any such shares so delivered to be deemed to have a value per share equal to the Fair Market Value of the shares on such date; (iii) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price; or (iv) if approved by the Committee, by a combination of the methods described above.

7.    Option Nontransferable. This Option is not transferable otherwise than by will or the laws of descent or distribution and, during Employee’s lifetime, is exercisable only by Employee or his or her guardian or legal representative.

8.    Rights as a Stockholder. Employee shall have no rights as a stockholder with respect to any of the shares covered by this Option until the date of issuance to Employee of the shares in book entry form or of a stock certificate or other evidence of the issuance for such shares, and no adjustment shall be made for any dividends or other rights if the record date of such dividends or other rights is prior to the date such stock certificate or other evidence of the issuance for such shares is issued.

9.    Restrictions on Issuance of Shares. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Common Stock may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law. The Company shall not be obligated to issue or deliver any shares of Common Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

«Name»– Non-Qualified Stock Option Agreement (March 9, 2018)

10.    Termination of Employment.

(a)The Option granted pursuant to this Agreement shall terminate immediately upon the termination of Employee’s employment by the Company or any subsidiary for Cause (as defined below).

(b)If Employee’s employment is terminated as a result of Employee’s Disability (as defined below), Retirement (as defined below) or death prior to the Performance Vesting Date, then, for purposes of determining the number of shares that are eligible to vest, the performance period shall be deemed to end on the last day of the last completed fiscal month of the Company prior to the date of the termination due to death, Disability or Retirement (the shortened performance period is referred to herein as the “Shortened Performance Period”). The number of Vesting Shares will be based on the extent of achievement of the Threshold or Target performance level of the performance goal set forth in the attached Exhibit A, as adjusted proportionately for the Shortened Performance Period (i.e. dividing the total number of fiscal months in the Shortened Performance Period by 12) as determined by the Committee in its sole discretion and linearly interpolated for performance between Threshold and Target. Notwithstanding Section 3(b), the Employee’s Vesting Shares shall vest in full and be exercisable upon the Committee’s determination of the number of Vesting Shares pursuant to this Section 10(b).

(c)If following the Performance Vesting Date, the Employee’s employment is terminated as a result of Employee’s Disability, death, or Retirement, then the remainder of the Vested Shares, notwithstanding anything to the contrary in this Agreement, shall be immediately exercisable in full.

(d)The Option granted pursuant to this Agreement, to the extent it has vested as of the date of Employee’s termination resulting from Employee’s death or Disability, may be exercised by Employee or Employee’s legal representative, heir or devisee, as appropriate, within one year from the date of Disability or death.

(e)If Employee’s employment is terminated by Employee or the Company for any reason other than Cause, Disability or death, including Employee’s Retirement, such Option may be exercised, to the extent it has vested as of the date of termination, within ninety (90) days following the date of termination. Notwithstanding the preceding sentence, the Company may terminate and cancel such Option during the ninety (90)-day period referred to in the preceding sentence if the Company’s Board of Directors or the Committee has determined that Employee has, before or after the termination of employment: (i) materially breached the terms of any agreement between Employee and the Company, including any employment, confidentiality, or noncompete agreement, (ii) violated, in any material way, any Company policy or (iii) engaged in any other act that can be reasonably expected to cause substantial economic or reputational injury to the Company.

«Name»– Non-Qualified Stock Option Agreement (March 9, 2018)

(f)Subject to the foregoing provisions of this Section 10, the Option (or any portion thereof) which is not exercisable on the date of termination of employment shall not be exercisable thereafter.

11.    Definitions.

(a)    “Cause” shall mean (A) if the Employee is a party to an employment, severance (or similar) agreement with the Company or any employing subsidiary of the Company that defines the word “cause” (or similar term), then Cause for purposes of this Agreement shall have the meaning ascribed to it under that agreement; and (B) if there is no such agreement or definition, Cause shall mean (1) any fraud, misappropriation or embezzlement by Employee in connection with or affecting the business of the Company or its affiliates, (2) any conviction of (including any plea of guilty or no contest to) a felony or a gross misdemeanor by Employee, (3) any gross neglect or persistent neglect by Employee to perform the duties assigned to Employee or any other act that can be reasonably expected to cause substantial economic or reputational injury to the Company, (4) any material violation of the Company’s written policies, procedures or codes of conduct by Employee or (5) if the Employee has a severance or employment agreement with the Company, a material breach of the duties, cooperation, non-compete, non-solicitation, non-disparagement or confidentiality provisions of such agreement.

(b)    “Disability” shall mean any physical or mental condition which would qualify Employee for a disability benefit under any long-term disability plan then maintained by the Company or the employing subsidiary.

(c)    “Retirement” shall mean the Employee’s voluntary termination of his or her employment relationship with the Company on a date upon which the sum of Employee’s age and number of years of employment with the Company equals or exceeds sixty-five (65) years.

12.    Exercise Period. Nothing contained in Sections 10 or 11 shall be interpreted or have the effect of extending the period during which an Option may be exercised beyond the Expiration Date provided in this Agreement or established by law or regulation. Death of the Employee subsequent to termination shall not extend such period.

13.    Exchange of Shares in Corporate Transactions. If, pursuant to any reorganization, sale or exchange of assets, consolidation or merger, outstanding shares of Common Stock of the Company is or would be exchanged for other securities of the Company or of another corporation which is a party to such transaction, or for property, this Option shall apply to the securities or property into which the Common Stock covered hereby would have been changed or for which such Common Stock would have been exchanged had such Common Stock been outstanding at the time.

«Name»– Non-Qualified Stock Option Agreement (March 9, 2018)

14.    Plan Controls. Employee hereby agrees to be bound by all of the terms and provisions of the Plan, including any which may conflict with those contained in this Agreement. The Plan is hereby incorporated by reference into this Agreement, and this Agreement is subject in all respects to the terms and conditions of the Plan. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control. Except as otherwise defined herein, capitalized terms contained in this Agreement shall have the same meaning as set forth in the Plan.

15.    Income Tax Matters. In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Employee, are withheld or collected from Employee. In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, Employee may elect to satisfy Employee’s tax withholding obligations arising from the exercise of the Option by (i) delivering cash, a check (bank check, certified check or personal check) or a money order payable to the Company on or before the Option exercise date, (ii) having the Company withhold a portion of the shares of Common Stock otherwise to be delivered upon exercise of the Option having a Fair Market Value equal to the amount of such taxes, (iii) delivering to the Company on or before the Option exercise date shares of Common Stock held by Employee for more than six (6) months (or such other period as the Committee may deem appropriate for accounting purposes or otherwise) having a Fair Market Value equal to the amount of such taxes, or (iv) if approved by the Committee, a combination of the methods described above. Employee’s election regarding satisfaction of withholding obligations shall be made on or before the Option exercise date.

16.    Employment Relationship. Nothing in this Agreement shall be construed as constituting a commitment, guaranty, agreement, or understanding of any kind or nature that the Company or its subsidiaries shall continue to employ Employee, and this Agreement shall not affect in any way the right of the Company or any of its subsidiaries to terminate the employment of Employee. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of the Company, any successor corporation or a parent or subsidiary corporation of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.

17.    Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, in a delegate to the extent of such delegation, pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Option.

18.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all lawful successors to Employee permitted under the terms of the Plan.

«Name»– Non-Qualified Stock Option Agreement (March 9, 2018)

19.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the principles of conflicts of laws.

20.    Performance Award Recoupment. Employee understands, acknowledges and agrees that the Company has adopted a Recoupment Policy which provides, in connection with a restatement of the Company’s financial statements, for the recoupment of “Incentive Compensation” (as defined in the Recoupment Policy) gained by officers where such Incentive Compensation is based on “Financial Reporting Measures” (as defined in the policy). Employee further understands, acknowledges and agrees that this Agreement and the award of options if any, to be issued pursuant to the terms of this Agreement are subject to the terms of the Company’s Recoupment Policy.

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«Name»– Non-Qualified Stock Option Agreement (March 9, 2018)

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all effective as of the date first above written.

CHRISTOPHER & BANKS CORPORATION

By:
Luke R. Komarek

Title:	Senior Vice President, General Counsel

EMPLOYEE

Signed:
«Name»

«Name»– Non-Qualified Stock Option Agreement (March 9, 2018)

EXHIBIT A

This Exhibit A to the Stock Option Award effective as of the close of business on the 9th day of March, 2018 (the “Option”) contains the performance requirements for the vesting of the Option. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Option.

Number of Shares Which may become Exercisable (Vesting Shares)

Threshold Award Number	Target Award Number
«Threshold»	«Target»

Performance Period

Fiscal Year 2018

Performance Goal

Performance Goal	Threshold	Target
Operating Income (as defined below)	«Threshold»	«Target»

•
Operating Income is defined as net earnings (loss), plus income tax provision (benefit), less other income (expense), plus interest expense, net as reported in the Company’s audited financial statements, but excluding the impact (whether positive or negative) thereon of any change in accounting standards, impairment charges or extraordinary items and before the payment of any cash incentives or expense for stock incentives pursuant to the Fiscal 2018 Annual Incentive Program.

•	The number of shares earned and vesting for performance between the Threshold and Target will be linearly interpolated.

•
As a condition to meeting the Performance Goal and the determination of whether any of the shares become exercisable as of the Performance Vesting Date, the Company’s Cash Flow (as defined below) for Fiscal 2018 must be positive.

•
Cash Flow is defined as cash flow provided by operating activities less capital expenditures and excluding the net proceeds (and rent) associated with any sale-leaseback of the building and the impact (both positive and negative) of any extraordinary items.

«Name»– Non-Qualified Stock Option Agreement (March 9, 2018)

Chief Financial Officer Certification Required as Condition to Vesting

Prior to the Performance Vesting Date, the Chief Financial Officer, based on the Company’s audited financial statements, shall certify in writing to the Committee the Operating Income for Fiscal 2018 (as defined above) and whether Cash Flow (as defined above) for Fiscal 2018 is positive. Such certification shall include supporting documentation as appropriate.

«Name»– Non-Qualified Stock Option Agreement (March 9, 2018)